Skillz Q3 2021 Stockholder Letter

November 3, 2021

Fellow Stockholders,

Skillz (NYSE: SKLZ) delivered strong revenue growth for the third quarter of 2021 marking our 23rd consecutive quarter of revenue outperformance. We generated 70% revenue growth year-over-year, led in large part by 47% year-over-year growth in Paying Monthly Active Users (PMAU). The company was able to increase User Acquisition (UA) marketing investment to acquire new users while maintaining high efficiency, as several initiatives drove lower Cost Per Install (CPI) from the prior quarter. We achieved this improvement without meaningful benefits from our acquisition of Aarki, which we closed in Q3, as the migration of our advertising spend from third parties to the Aarki platform is still underway.

Revenue ($M)	Paying MAU (M)

Skillz continues to be recognized as one of the tech sector’s fastest-rising companies, attracting the best and brightest to its ranks. In Q3, the company was featured in the Top 50 ranking on Fast Company’s 2021 list of “Best Workplaces for Innovators.” The list highlights those U.S. companies demonstrating a deep commitment to encouraging innovation at every level.

To put a fine point on this, the company recently announced the hiring of seasoned executive Vatsal Bhardwaj as Chief Product Officer. Bhardwaj joins Skillz from Amazon, where he led the team responsible for developing new services to transform how large-scale multiplayer games are developed, operated, scaled, and distributed using the cloud.

A few additional highlights of the company’s recent performance include:

•Official Launch of Big Buck Hunter: Marksman: Performance was strong out of the gate as the game quickly climbed the charts in the App Store to reach the #1 ranking in the Sports category. This performance helped increase Monthly Active Users (MAU) by 11% on a year-over-year basis, and 25% sequentially.
•Integration of Advanced Sync Technology: The company closed a $50 million investment in Exit Games, allowing Skillz to integrate with Photon, Exit’s market-leading multi-player synchronous game engine. The investment will accelerate our ability to support popular first-person shooter and racing games by several years.
•Introduction of New Content: Continuing on our course to connect players to the planet’s most in-demand games, the company also announced a deal with game developer, etermax, to bring the most popular trivia franchise in the world, Trivia Crack®, to the Skillz platform.

Q3 Business Highlights and Recent Developments

User Acquisition Efficiency Continues to Improve
Investments in building the revenue leadership team over the past several quarters, and the initiatives they have put in place, led to a reduction in CPI this quarter. This enabled us to increase UA investment with high efficiency. We improved our media buying tools as we scaled several new ad networks, enabling us to increase our bidding precision in the post-IDFA mobile advertising ecosystem. This generated better performance on our advertising spend versus the prior quarter. We implemented improvements to our go-to-market strategy activating new content, including Big Buck Hunter: Marksman, which helped us reach new audiences. Further, we improved organic traffic volume from app store optimization and search engine optimization, reducing our blended CPI. Going forward, the company will continue to focus on growing paying users on the platform. There remains plenty of room to lower our user acquisition cost as more of our initiatives come online.

Big Buck Hunter: Marksman Officially Launches on Skillz Platform
At the end of Q3, Skillz officially launched Big Buck Hunter: Marksman, highlighting the quality content being built on the Skillz platform. We celebrated the launch at the 14th Annual Big Buck Hunter® World Championships in Chicago, a two-day event and the very first to feature a mobile division, powered by Skillz. The World Championship, which allows players at all skill levels to compete for exclusive prizes, draws the best Big Buck Hunter arcade players from around the world to compete for the title of world champion. Over 30,000 gamers entered to qualify. The Skillz tournament was live-streamed to hundreds of thousands of viewers on Big Buck Hunter Facebook Live, Big Buck Hunter YouTube, and Twitch.

The Big Buck Hunter fan base and promotional community channels are massive. Skillz is currently being promoted in the franchise’s in-network ads featured in the Big Buck

Hunter arcade and online games network, which reaches 20 million viewers per month. This is a textbook example of where the offline and online worlds intersect – a future that will be powered by Skillz via partnerships with sports leagues, venues, and brands that want to connect with their fans through a unique and authentic experience.

14th Annual Big Buck Hunter World Championships:

Having a strong first-person shooter game illustrates how we scale our business by offering high-caliber content for every category of gaming. We also had several exciting games soft launch in Q3, including Trivia Crack Payday, the latest installment of a world-renowned franchise available in 34 languages across more than 180 countries, with over 45 million MAU. Trivia is a large category within the casual gaming genre, and represents a new demographic and audience for Skillz.

We plan to continue scaling our existing games, as well as move into other categories and subcategories of casual games. To illustrate this, one of the most popular games on our platform today is Solitaire Cube. Solitaire is a widely popular card game enjoyed by close to 40 million daily active users globally, but is just one of many casual card games - such as Rummy and Mahjong - in the card category; in fact, Solitaire represents less than 30% of the card category. The entire card category represents less than 10% of the casual genre, which includes such categories as Board, Puzzle, Word, Arcade, and Trivia. So, as you can see, we have significant room to grow the content on our platform.

Advanced Sync Technology Opens Up New Genres
Beyond casual games, we have a huge opportunity to expand into mid-core and core genres, such as multiplayer racing, fighting, and shooting. We continue to invest in the platform technology to enable these types of exciting gaming experiences. In August, the company announced a $50 million strategic investment in Exit Games, whose advanced game engine technology is the literal definition of a game-changer for Skillz. This deal provides us exclusive partnership rights and perpetual access to the world's most advanced multiplayer servers, and we have begun implementing Exit’s Photon Engine technology onto the Skillz platform. In Q3, we completed initial development to support Photon games, and have already identified several game developers that plan to implement the Photon Engine on the Skillz platform. Developers can now easily take their existing Photon project and add the Skillz SDK to it, or start a fresh game using both platforms simultaneously.

The company has also continued to advance its platform technology to enable player- versus-player sync games (PvP sync). For example, while Dominoes Gold has been on our platform since 2017, players previously were only able to play the exact same game board at different times. After integrating our PvP sync technology, which includes many new features that enhance the engagement between players, the game’s performance has improved dramatically. It is now a top game on the platform — with revenue that has more than tripled over the past year. We plan to roll out our sync technology to more games on our platform.

Dominoes Gold PvP Sync:

You
0
0
FIVES to 100
Draw from the Boneyard
Board 18
Boneyard 12

You
0
0
FIVES to 100
Board 12
Boneyard 12

You
10
35
WELL PLAYED!
FIVES to 100
Board 10
Boneyard 13

Operational Review

In Q3, we generated 70% year-over-year revenue growth, driven by a 47% year-over-year PMAU growth to 0.51 million, and a 2.1 percentage point year-over-year increase in take rate to 16.7%.

Our PMAU benefited from a sequential quarterly reduction in CPI that enabled us to scale UA marketing investment while maintaining high efficiency, during a period when industry-wide CPIs were up on a quarterly basis. The reduction in CPI was the result of improvements in our media buying tools as we scaled new ad networks which enabled us to increase our bidding precision and organic traffic mix from app store optimization and search engine optimization.As we migrate UA spend to the Aarki platform over the next several quarters, we expect to achieve even further reduction in CPI. Lower levels of CPI, combined with contributions from the official launch of Big Buck Hunter: Marksman, helped to drive MAU up 25% sequentially to 3.0 million, in addition to a 11% sequential increase in PMAU.

The improvement in take rate was the result of tournament mix optimization. Our larger format competitions typically have a higher take rate. We continued to optimize tournament structure and marketing to deliver an outstanding player experience at a higher take rate, and in Q3, we saw more users choose to participate in bracketed tournaments. We experiment with many innovative tournament formats such as this to learn how to optimize user retention, engagement, and monetization.

Financial Results

Revenue
Q3 2021 Revenue was $102.1 million, up 70% over the prior year period. This was driven by 47% growth in PMAU over the prior year period. Our payor conversion rate was 17%, up from 13% in the prior year period and down sequentially from 19% in the prior quarter. The official launch of Big Buck Hunter: Marksman drew a broad audience, which resulted in higher growth in our overall MAU versus our PMAU.

Gross Profit
Q3 2021 Gross Profit was $94.4 million, up 66% over the prior year period. This represented 93% of revenue, 2 percentage points lower than the prior year period due to the impact of consolidating Aarki, which has a lower gross margin than Skillz.

Research & Development
Q3 2021 Research and Development was $13.2 million, up 201% over the prior year period. This amount includes $2.0 million of stock-based compensation and one-time nonrecurring expenses. On a non-GAAP basis, Research and Development was 11% of revenue, a 5 percentage point increase from 6% in the prior year period, driven by headcount costs to support the investments in new features and infrastructure to build the foundations for our long-term growth.

Sales & Marketing
Q3 2021 Sales and Marketing was $114.5 million, up 56% over the prior year period. We invested in Sales and Marketing to drive growth and scale. This amount includes $1.8 million of stock-based compensation and one-time nonrecurring expenses. On a non-GAAP basis, Sales and Marketing was 110% of revenue, an 11 percentage point decrease from 121% in the prior year period. On a sequential basis, Sales and Marketing was 2 percentage points higher than 108% of revenue in the prior quarter.

Sales and Marketing is primarily comprised of engagement marketing and UA marketing. Engagement marketing programs are designed to improve the engagement and monetization of existing users on the platform and primarily consist of certain bonus cash programs and league payouts. UA programs are designed to bring new users to the platform and primarily consist of media spend to acquire users from digital ad networks.

Engagement marketing was $50.0 million, up 88% over the prior year period. This was 49% of revenue, a 5 percentage point increase from 44% in the prior year period. On a sequential basis, engagement marketing was 1 percentage point lower than 50% of revenue in the prior quarter. Adjusted for the impact of consolidating Aarki’s revenue, engagement marketing was approximately 2 percentage points higher than 50% of revenue in the prior quarter. This was driven by investment in marketing programs to increase user engagement and monetization.

UA marketing was $55.2 million, up 27% over the prior year period. This was 54% of revenue, a 19 percentage point decrease from 73% in the prior year period, as we continue to improve the efficiency and scale of our campaigns. On a sequential basis, UA marketing was 1 percentage point higher than 53% of revenue in the prior quarter. We saw lower CPI and capitalized on the opportunity to accelerate our penetration of the massive market opportunity ahead of us.

General & Administrative
Q3 2021 General and Administrative was $48.4 million, up 515% over the prior year period. This amount includes $31.2 million in stock-based compensation and one-time nonrecurring expenses. The non-recurring expenses included a non-cash charge of $11.6 million related to a litigation matter. On a non-GAAP basis, General and Administrative was 17% of revenue, an 8 percentage point increase from 9% in the prior year period, driven by investment in headcount and public company costs. In Q3 2021, we incurred approximately $2.7 million in public company costs, primarily related to higher insurance, accounting, legal, and filing expenses. If Q3 2020 General and Administrative had included the burden of public company costs described above, it would have represented 18% of revenue.

Net Income
Q3 2021 Net Income increased to $50.8 million from $(42.9) million in the prior year period. The increase was primarily driven by $113.6 million of income attributable to the decrease in the estimated fair value of the Private Common Stock Warrants and the redemption of Public Common Stock Warrants and an $18.9 million income tax benefit in the period.

Adjusted EBITDA
Q3 2021 Adjusted EBITDA was $(41.7) million, $17.3 million lower than the prior year period. This was primarily driven by our strategy to increase UA marketing investment in order to accelerate penetration of the market, as well as an increase in end-user engagement marketing to raise engagement and monetization. Adjusted EBITDA excludes the impact of $19.1 million in other non-recurring items consisting of $6.0 million in Aarki acquisition costs, $1.5 million in one-time transaction related expenses and a $11.6 million non-cash charge related to a litigation matter. In Q3 2021, UA marketing was $55.2 million, $11.6 million higher than the prior year period. Accordingly, our Adjusted EBITDA before UA marketing was $13.5 million, $5.7 million lower than the prior year period. This was primarily driven by the increased investment in end-user engagement marketing, headcount, the integration of Aarki, and public company costs.

Balance Sheet
We ended the third quarter with $540.3 million of cash and no debt.

Outlook/Guidance

We affirm our full year 2021 revenue guidance of $389 million (inclusive of Aarki).

The fourth quarter is typically a slower quarter for user growth due to seasonal highs in digital advertising prices as consumer and e-commerce companies typically increase advertising around the holidays. We plan to be disciplined around our UA marketing investment in Q4 and prepare for scaling our investment in Q1 2022. We expect a similar to slightly higher level of operating expense investment in Q4, relative to Q3, as a percentage of revenue.

As we start to look ahead to 2022, we will consider how we effectively use our marketing investment to sustainably grow our business. Next year, we expect that we will continue to look for ways to leverage our UA marketing investment to acquire new users, with a bias to growing PMAU. With regard to engagement marketing, our goal will be to take the learnings we have gained from using and experimenting with engagement marketing over the past several years, and to focus our investment on programs that we believe will most effectively increase user engagement and monetization. While it is too early to predict specific changes to our programs, it is possible that this may lead to a reduction in engagement marketing relative to revenue in 2022.

Closing

At Skillz, we remain focused on pioneering the competitive mobile gaming experience and connecting players in fair, fun, and meaningful competition. We will continue growing by investing in the technologies and creators that are the bedrock of our content pipeline. The road of opportunity for us is long and wide.

First and foremost, we believe that great products and ideas come from great people, and extraordinary results come from extraordinary teams. Each day we are motivated by the determination, drive, and innovation of our team that propels the business forward, helping us achieve our vision of connecting the world through the power of competition. Thank you for your support as we continue on this journey.

Game on!

Andrew Paradise
Founder & CEO

Use of Non-GAAP Financial Measures

In this letter, the Company includes Adjusted EBITDA and Non-GAAP Operating Expenses, which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. As required by the rules of the Securities and Exchange Commission (“SEC”), the Company has provided herein a reconciliation of the non-GAAP financial measures contained in this letter to the most directly comparable measures under GAAP. The Company’s management believes Adjusted EBITDA and Non-GAAP Operating Expenses are useful in evaluating its operating performance and are similar measures reported by publicly-listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. Adjusted EBITDA is not intended to be a substitute for net income/loss or any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Further, Non-GAAP Operating Expenses are not intended to be a substitute for GAAP Operating Expenses or any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

The Company defines and calculates Adjusted EBITDA as net income (loss) before interest, other non-operating expense or income, (benefit) provision for income taxes, and depreciation and amortization, and further adjusted for stock-based compensation and other special items determined by management, including, but not limited to, fair value adjustments for certain financial liabilities (including derivatives) associated with debt and equity transactions, impairment charges, acquisition related expenses for transaction costs and certain loss contingency accruals, as they are not indicative of business operations. The Company defines and calculates Non-GAAP Operating Expenses as GAAP Operating Expenses adjusted for stock-based compensation, one-time transaction expenses and other special items determined by management, including, but not limited to impairment charges, acquisition related expenses for transactions costs and certain loss contingency accruals, as they are not indicative of business operations.

Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the Company’s actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, the ability of Skillz to: realize the benefits expected from the business combination; effectively compete in the global entertainment and gaming industries; attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform; comply with laws and regulations applicable to its business; and as well as other risks and uncertainties indicated from time to time in the Company’s SEC filings, including those under “Risk Factors” therein, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the Company makes from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that the Company believes to be reasonable as of this date. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contacts:
Investors: ir@skillz.com

Skillz Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except for number of shares and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$102,072	$59,955	$275,240	$162,392
Costs and expenses:
Cost of revenue	7,647	3,102	16,289	8,806
Research and development	13,162	4,369	30,584	13,253
Sales and marketing	114,531	73,187	310,377	172,381
General and administrative	48,376	7,861	101,092	24,336
Total costs and expenses	183,716	88,519	458,342	218,776
Loss from operations	(81,644)	(28,564)	(183,102)	(56,384)
Interest expense, net	(87)	(24)	(136)	(1,297)
Change in fair value of common stock warrant liabilities	113,601	—	81,898	—
Other income (expense), net	(22)	(14,216)	108	(20,749)
Income (loss) before income taxes	31,848	(42,804)	(101,232)	(78,430)
(Benefit) provision for income taxes	(18,933)	47	(18,826)	100
Net income (loss)	$50,781	$(42,851)	$(82,406)	$(78,530)
Net income (loss) per share attributable to common stockholders – basic	$0.13	$(0.14)	$(0.22)	$(0.27)
Weighted average common shares outstanding – basic	395,053,445	298,713,456	379,450,553	288,958,713

Net loss attributable to common stockholders – diluted	$(62,820)	$(42,851)	$(164,304)	$(78,530)
Net loss per share attributable to common stockholders – diluted	$(0.16)	$(0.14)	$(0.43)	$(0.27)
Weighted average common shares outstanding – diluted	396,030,131	298,713,456	385,451,806	288,958,713

Skillz Inc.
Consolidated Balance Sheets
(Unaudited, in thousands, except for number of shares and par value per share amounts)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$540,308	$262,728
Accounts receivable, net	12,725	—
Prepaid expenses and other current assets	17,309	10,491
Total current assets	570,342	273,219
Property and equipment, net	10,852	5,292
Investments in non-marketable equity securities	55,628	—
Intangible assets, net	83,241	—
Goodwill	87,230	—
Other long-term assets	3,839	3,910
Total assets	$811,132	$282,421
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,047	$22,039
Accrued professional fees	—	5,699
Other current liabilities	70,157	19,618
Total current liabilities	80,204	47,356
Long-term common stock warrant liabilities	12,318	178,232
Other long-term liabilities	14,274	46
Total liabilities	106,796	225,634
Commitments and contingencies
Stockholders’ equity:
Preferred stock $0.0001 par value; 10 million shares authorized — 0 issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock $0.0001 par value; 625 million shares authorized; Class A common stock – 500 million shares authorized; 339 million and 292 million shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; Class B common stock – 125 million shares authorized; 69 million and 78 million shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	40	37
Additional paid-in capital	1,025,017	295,065
Accumulated deficit	(320,721)	(238,315)
Total stockholders’ equity	704,336	56,787
Total liabilities and stockholders’ equity	$811,132	$282,421

Skillz Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$50,781	$(42,851)	$(82,406)	$(78,530)
Interest expense, net	87	24	136	1,297
Stock-based compensation	15,812	3,662	42,531	9,565
Change in fair value of common stock warrant liabilities	(113,601)	—	(81,898)	—
(Benefit) provision for income taxes	(18,933)	47	(18,826)	100
Depreciation and amortization	4,991	457	6,093	1,092
Impairment charge (2)	—	—	—	3,395
Other (income) expense, net(3)	22	14,216	(108)	20,749
Acquisition related expenses(4)	6,039	—	6,999	—
Loss contingency accrual(5)	11,557	—	11,557	—
One-time nonrecurring expenses(1)	1,504	—	11,930	—
Adjusted EBITDA	$(41,741)	$(24,445)	$(103,992)	$(42,332)

(1) For the three and nine months ended September 30, 2021, amounts represent one-time nonrecurring expenses related to the follow-on offering and executive severance expense.

(2) For the nine months ended September 30, 2020, amount represents an impairment charge of a lease deposit and prepayment in connection with a lease agreement related to our facilities in San Francisco.

(3) For the nine months ended September 30, 2020, other non-operating costs (income) include net remeasurement losses of $20.8 million related to fair value adjustments of financial instruments held by the Company, primarily attributable to the redeemable convertible Series E preferred stock option contract liability.

(4) For the three and nine months ended September 30, 2021, amounts represent acquisition related expenses for our Aarki acquisition.

(5) For the three and nine months ended September 30, 2021, amount represents a loss contingency accrual related to a litigation matter relating to a former employee.

Skillz Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Research and development	$13,162	$4,369	$30,584	$13,253
Less: stock-based compensation	(1,814)	(523)	(5,237)	(1,544)
Less: one-time nonrecurring expenses(1)	(139)	—	(416)	—
Non-GAAP research and development	$11,209	$3,846	$24,931	$11,709

Sales and marketing	$114,531	$73,187	$310,377	$172,381
Less: stock-based compensation	(1,637)	(468)	(6,025)	(1,542)
Less: one-time nonrecurring expenses(1)	(131)	—	(394)	—
Non-GAAP sales and marketing	$112,763	$72,719	$303,958	$170,839

General and administrative	$48,376	$7,861	$101,092	$24,336
Less: stock-based compensation	(12,361)	(2,671)	(31,269)	(6,479)
Less: impairment charges (2)	—	—	—	(3,395)
Less: loss contingency accrual(4)	(11,557)	—	(11,557)	—
Less: acquisition related expenses(3)	(6,039)	—	(6,999)	—
Less: one-time nonrecurring expenses(1)	(1,234)	—	(11,120)	—
Non-GAAP general and administrative	$17,185	$5,190	$40,147	$14,462

(1) For the three and nine months ended September 30, 2021, amounts represent one-time nonrecurring expenses related to the follow-on offering and executive severance expense.

(2) For the nine months ended September 30, 2020, amount represents an impairment charge of a lease deposit and prepayment in connection with a lease agreement related to our facilities in San Francisco.

(3) For the three and nine months ended September 30, 2021, amounts represent acquisition related expenses for our Aarki acquisition.

(4) For the three and nine months ended September 30, 2021 amounts represent a loss contingency accrual related to a litigation matter relating to a former employee.

Skillz Inc.
Supplemental Financial Information
(Unaudited, in millions, except ARPU and ARPPU)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Monthly active users (“MAUs”)(1)	3.0	2.7	2.7	2.6
Average revenue per user (“ARPU”)(2)	$11.40	$7.44	$11.40	$6.93
Paying monthly active users (“PMAUs”)(3)	0.51	0.35	0.48	0.30
Average revenue per paying user (“ARPPU”)(4)	$66.82	$57.84	$63.65	$59.72
Gross marketplace volume (“GMV”)(5)	$611	$411	$1,786	$1,130

(1) “Monthly Active Users” or “MAUs” means the number of end-users who entered into a paid or free contest hosted on Skillz’s platform at least once in a month, averaged over each month in the period.

(2) “Average Revenue Per Monthly Active User” or “ARPU” means the average revenue in a given month divided by MAUs in that month, averaged over the period.

(3) “Paying Monthly Active Users” or “PMAUs” means the number of end-users who entered into a paid contest hosted on Skillz’s platform at least once in a month, averaged over each month in the period.

(4) “Average Revenue Per Paying Monthly Active User” or “ARPPU” means the average revenue in a given month divided by PMAUs in that month, averaged over the period.

(5) “GMV” or “Gross Marketplace Volume” means the total entry fees paid by users for contests hosted on Skillz’s platform. Total entry fees include entry fees paid by end-users using cash deposits, prior cash winnings from end-users’ accounts that have not been withdrawn, and end-user incentives used to enter paid entry fee contests.

Skillz Inc.
Long Lived User Cohorts Build Long-Term Profitability
(Unaudited)

(1) Lifetime Value means the cumulative gross profit from a paying user over the period following the acquisition of that paying user.